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                                                                  Exhibit 99.06

                         Description of Certain Pending
                          Legal Proceedings Involving
                           Smith Barney Holdings Inc.
                            and/or its Subsidiaries

         Two purported class actions were filed in October 1994 against Greyhound Bus Lines, Inc. ("Greyhound"), various of its officers and directors and Smith Barney Inc. ("SBI"), a wholly owned subsidiary of Salomon Smith Barney Holdings Inc. (the "Company"), and one of its managing directors, in the U.S. District Court for the Northern District of Texas. The plaintiffs purport to represent purchasers of senior notes, subordinated convertible debentures and common stock of Greyhound. SBI was lead manager or co-lead manager on the underwriting of certain of these securities. The actions allege, among other things, that the prospectuses and other public statements contained inaccurate statements relating to Greyhound's financial prospects. The plaintiffs are seeking money damages in an unspecified amount. SBI is reviewing the allegations and intends to vigorously defend against these actions. A consolidated amended class action complaint was filed in July 1995. A motion to dismiss was filed in September 1995. A motion for class certification was filed in January 1996. Although the defendants' motion to dismiss was granted in October 1996, plaintiffs subsequently filed a second amended complaint. In addition, in late October 1996, a purported class action was filed against SBI, among others, in the District Court, Dallas County, Texas, entitled Clarkson v. Greyhound Lines, Inc., et al., with allegations similar to those in the federal case referred to above. SBI intends to contest the allegations. In December 1996, SBI filed a plea and abatement in this action. In April 1997, SBI's plea and abatement in Clarkson v. Greyhound Lines, Inc., et al. was denied.

         In June 1994, several actions relating to trading practices on the National Association of Securities Dealers Automated Quotation ("Nasdaq") system were filed against a number of major broker-dealers, including SBI, in various federal courts. In October 1994, the actions were consolidated in the U.S. District Court for the Southern District of New York. The plaintiffs purport to represent a class of purchasers of stock trading in that system over the last four years. The claims generally allege price-fixing violations under the federal antitrust laws and violations of the federal securities laws relating to the use of even-eighth price quotes instead of odd-eighth bid and asked quotes. The Company is reviewing these allegations and intends to vigorously defend against these claims. A consolidated amended complaint was filed in December 1994. In August 1995, the defendants' motion to dismiss was granted with leave to replead, and a consolidated amended complaint was filed. In November 1996, a class of plaintiffs was certified and in April 1997, the class was expanded to include institutional plaintiffs.

         In July 1996, a complaint seeking equitable relief was filed in the U.S. District Court for the Southern District of New York by the U.S. Department of Justice, naming twenty-four major brokerage firms, including SBI, as defendants. A settlement has been agreed to by the parties and approved by the court. Pursuant to this settlement, the defendants, without admitting any liability, would agree not to engage in certain practices relating to the quoting of Nasdaq securities and would further agree to implement a program to


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ensure compliance with federal antitrust laws and with the terms of the settlement. No monetary fines or penalties are imposed as part of the settlement. In April 1997, the U.S. District Court for the Southern District of New York approved the settlement previously agreed to by the parties. In May 1997, plaintiffs in the related civil action challenged certain provisions of the settlement.

         In December 1996, a complaint seeking unspecified monetary damages was filed by Orange County, California against numerous brokerage firms, including SBI, in the U.S. Bankruptcy Court for the Central District of California. Plaintiff alleges, among other things, that defendants recommended and sold to plaintiff unsuitable securities. SBI intends to contest the allegations. The case, entitled County of Orange et al. v. Bear, Stearns & Co. Inc. et al., has been stayed by agreement of the parties.